Exhibit 4.2

FIRST Mid Bancshares, INc.,

Company

and

U.S. Bank NATIONAL ASSOCIATION,

Trustee

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF October 6, 2020

TO

INDENTURE

DATED AS OF October 6, 2020

Relating To

3.95% Fixed-to-Floating Rate Subordinated Notes due 2030

Table of Contents

Page

ARTICLE 1	DEFINITIONS	1
ARTICLE 2	GENERAL TERMS AND CONDITIONS OF THE NOTES	6
2.01	Designation and Principal Amount	6
2.02	Maturity	6
2.03	Form and Payment	6
2.04	Interest	7
2.05	Effect of Benchmark Transition Event	8
2.06	Notes Not Convertible or Exchangeable	9
2.07	No Sinking Fund	9
ARTICLE 3	EVENTS OF DEFAULT	9
3.01	Events of Default	9
ARTICLE 4	REDEMPTION OF THE NOTES	9
4.01	Optional Redemption	9
ARTICLE 5	Subordination	11
5.01	Securities Subordinated to Senior Indebtedness	11
5.02	Subrogation	13
5.03	Obligations of the Company Unconditional.	13
5.04	Rights of Holders Not Impaired	14
5.05	Effectuation of Subordination by Trustee	14
5.06	Knowledge of Trustee	14
5.07	Trustee’s Relation to Senior Indebtedness	14
5.08	Rights of Holders of Senior Indebtedness Not Impaired	14
5.09	No Waiver of Default or Event of Default	15
5.10	Securities to Rank At Least Pari Passu with All Other Unsecured Subordinated Indebtedness	15
ARTICLE 6	MISCELLANEOUS	15
6.01	Ratification of Base Indenture	15
6.02	Trust Indenture Act Controls	15
6.03	Conflict with Base Indenture	15
6.04	Governing Law	15
6.05	Successors	15
6.06	Counterparts	15
6.07	Trustee Disclaimer	15

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FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of October 6, 2020 (this “First Supplemental Indenture”), to the Base Indenture (defined below) between First Mid Bancshares, Inc. a Delaware corporation (the “Company”), and U.S. Bank National Association, a national banking association, as Trustee (the “Trustee”).

R E C I T A L S

WHEREAS, the Company has executed and delivered to the Trustee the Indenture, dated as of October 6, 2020 (the “Base Indenture”, and, as supplemented by this First Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of its debt securities;

WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of a new series of its Subordinated Securities to be known as its 3.95% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Notes”), the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this First Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture, and all requirements necessary to make this First Supplemental Indenture a valid instrument in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid and legally binding obligations of the Company, and all acts and things necessary have been done and performed to make this First Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this First Supplemental Indenture have been duly authorized in all respects.

W I T N E S S E T H:

NOW, THEREFORE, in consideration of the premises contained herein, each party agrees for the benefit of each other party and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE 1

DEFINITIONS

Terms used but not defined in this First Supplemental Indenture shall have the meanings ascribed to them in the Base Indenture. References in this First Supplemental Indenture to article and section numbers shall be deemed to be references to article and section numbers of this First Supplemental Indenture unless otherwise specified. For purposes of this First Supplemental Indenture, the following terms have the meanings ascribed to them as follows:

“Base Indenture” has the meaning provided in the recitals.

“Benchmark” means, initially, Three-Month Term SOFR; provided that if the Calculation Agent determines on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if: (i) the Calculation Agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date, or (ii) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date: (i) Compounded SOFR; (ii) the sum of: (a) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment; (iii) the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; (iv) the sum of: (a) the alternate rate that has been selected by the Calculation Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor, giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. Dollar-denominated floating rate securities at such time, and (b) the Benchmark Replacement Adjustment. If the Benchmark Replacement, as determined pursuant to clause (i), (ii), (iii) or (iv) above would be less than zero, the Benchmark Replacement will be deemed to be zero.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date: (i) the spread adjustment to the then-existing spread, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement; (ii) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and (iii) the spread adjustment to the then-existing spread (which may be a positive or negative value or zero) that has been selected by the Calculation Agent giving due consideration to any industry-accepted spread adjustment or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar-denominated floating rate securities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “interest period,” timing and frequency of determining rates with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Calculation Agent decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Calculation Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Calculation Agent determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark: (i) in the case of clause (i) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination; (ii) in the case of clause (ii) or (iii) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or (iii) in the case of clause (iv) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein. For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination. Further, for the avoidance of doubt, for purposes of this definition, references to the Benchmark also include any reference rate underlying the Benchmark (for example, if the Benchmark becomes Compounded SOFR, references to the Benchmark would include SOFR).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark: (i) if the Benchmark is Three-Month Term SOFR, (a) the Relevant Governmental Body has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, (b) the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or (c) the Calculation Agent determines that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible; (ii) a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; (iii) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or (iv) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative. For the avoidance of doubt, for purposes of this definition, references to the Benchmark also include any reference rate underlying the Benchmark (for example, if the Benchmark becomes Compounded SOFR, references to the Benchmark would include SOFR).

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“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in The City of New York or in the city where the Corporate Trust Office of the Trustee is located are authorized or required by law, regulation or executive order to close.

“Calculation Agent” means the agent appointed by the Company prior to the commencement of the Floating Rate Period (which may include the Company or any of its affiliates) to act in accordance with Section 2.04 of the First Supplemental Indenture.

“Company” has the meaning provided in the preamble.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the Calculation Agent in accordance with: (i) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that: (ii) if, and to the extent that, the Calculation Agent determines that Compounded SOFR cannot be determined in accordance with clause (i) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Calculation Agent giving due consideration to any industry-accepted market practice for U.S. Dollar-denominated floating rate securities at such time. For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment (if applicable) and the spread of 383 basis points per annum.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“Depository” has the meaning provided in Section 2.03(b).

“Excess Proceeds” has the meaning provided in Section 5.01(a).

“Exempted Distributions” has the meaning provided in Section 5.01(a).

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“First Supplemental Indenture” has the meaning provided in the preamble.

“Fixed Period Interest Payment Date” has the meaning provided in Section 2.04(a).

“Fixed Rate Period” has the meaning provided in Section 2.04(a).

“Floating Period Interest Payment Date” has the meaning provided in Section 2.04(b).

“Floating Rate Interest Period” has the meaning provided in Section 2.04(b).

“Floating Rate Period” has the meaning provided in Section 2.04(b).

“FRBNY” means the Federal Reserve Bank of New York.

“FRBNY’s Website” means the website of the FRBNY at http://www.newyorkfed.org, or any successor source.

“Indenture” has the meaning provided in the recitals.

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“Independent Tax Counsel” means a law firm, a member of a law firm or an independent practitioner that is experienced in matters of federal income taxation law, including the deductibility of interest payments made with respect to corporate debt instruments, and shall include any Person who, under the standards of professional conduct then prevailing and applicable to such counsel, would not have a conflict of interest in representing the Company or the Trustee in connection with providing the legal opinion contemplated by the definition of the term “Tax Event.”

“Interest Payment Date” has the meaning provided in Section 2.04(b).

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (i) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor, and (ii) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“Investment Company Event” means any event whereby the Company becomes required, or there is more than an insubstantial risk that the Company will be required, within ninety (90) days, to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor.

“ISDA Definitions” means the 2006 ISDA Definitions published by ISDA, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Maturity Date” has the meaning provided in Section 2.02.

“Notes” has the meaning provided in the recitals.

“Other Company Obligations” means obligations of the Company associated with derivative products such as interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts, or any similar arrangements, unless the instrument by which the Company incurred, assumed or guaranteed the obligation expressly provides that it is subordinate or junior in right of payment to any other indebtedness or obligations of the Company.

“Paying Agent” has the meaning provided in Section 2.03(d).

“Redemption Date” means each date, if any, on which Notes are redeemed pursuant to Section 4.01 hereof.

“Reference Time” with respect to any determination of the Benchmark means: (i) if the Benchmark is Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions, and (ii) if the Benchmark is not Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Benchmark Replacement Conforming Changes.

“Regulatory Capital Treatment Event” shall mean the Company’s good faith determination that as a result of:

(i) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other appropriate federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the Notes; or

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(ii) any final official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is made, adopted, approved or effective after the initial issuance of the Notes, in each case, there is more than an insubstantial risk that the Company will not be entitled to treat the Notes then outstanding as “Tier 2 Capital” (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for so long as any Note is outstanding. “Appropriate federal banking agency” means the “appropriate federal banking agency” with respect to the Company as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.

“Relevant Governmental Body” means the Federal Reserve and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve and/or the FRBNY or any successor thereto.

“Senior Indebtedness” means with respect to any series of Subordinated Securities issued hereunder: (i) the principal of, and premium, if any, and interest on “indebtedness for money borrowed” of the Company whether outstanding on the date hereof or hereafter created, assumed or incurred, except for indebtedness that expressly states that it is subordinate in right of payment to indebtedness for money borrowed of the Company, and (ii) any deferrals, renewals or extensions of any such indebtedness. The term “indebtedness for money borrowed” means any obligation of, or any obligation guaranteed by, the Company for the repayment of money borrowed, whether or not evidenced by bonds, debentures, notes or other written instruments, any off-balance sheet guarantee obligation, any obligation under a direct credit substitute, including any letters of credit, bankers’ acceptance, security purchases facility or similar agreement, any capitalized lease obligation; any deferred obligation for payment of the purchase price of any property or assets; all obligations of the type referred to above of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and all obligations of the type referred to above of other persons secured by any lien on any property or asset of the Company, whether or not such obligation is assumed by the Company. Senior Indebtedness excludes any indebtedness that: (a) expressly states that it is junior to, or ranks equally in right of payment with, the Subordinated Securities of any series; (b) is identified as junior to, or equal in right of payment with, the Subordinated Securities of any series in any board resolution of the Company or in any supplemental indenture hereto, (c) constitutes trade creditor indebtedness arising in the ordinary course of business or (d) constitutes indebtedness between or among the Company and its affiliates.

“SOFR” means the secured overnight financing rate published by the FRBNY, as the administrator of the Benchmark (or a successor administrator), on the FRBNY’s Website.

“Subordinated Securities” means any Securities issued pursuant to the Indenture, including the Notes, the terms of which provide that such Securities rank junior in right of payment to Senior Indebtedness.

“Tax Event” means the receipt by the Company of an opinion of Independent Tax Counsel to the effect that as a result of any amendment to, or change (including any announced prospective change) in, the laws or any regulations of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of the issuance of the Notes, there is more than an insubstantial risk that the interest payable on the Notes is not, or within 90 days of receipt of such opinion, will not be, deductible by the Company, in whole or in part, for U.S. federal income tax purposes.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Administrator” means any entity designated by the Relevant Governmental Body as the administrator of Term SOFR (or a successor administrator).

“Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any Floating Rate Interest Period, as determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions. All percentages used in or resulting from any calculation of Three-Month Term SOFR shall be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

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“Three-Month Term SOFR Conventions” means any determination, decision or election with respect to any technical, administrative or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “interest period,” timing and frequency of determining Three-Month Term SOFR with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Calculation Agent decides may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the Calculation Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the Calculation Agent determines is reasonably necessary).

“Trustee” has the meaning provided in the preamble until a successor replaces it in accordance with the applicable provisions of the Indenture and thereafter means the successor serving hereunder.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“United States” or “U.S.” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia.

ARTICLE 2

GENERAL TERMS AND CONDITIONS OF THE NOTES

2.01             Designation and Principal Amount.

     (a)       The Notes are hereby authorized and are designated the “3.95% Fixed-to-Floating Rate Subordinated Notes due 2030,” unlimited in aggregate principal amount. The Notes issued on the date hereof pursuant to the terms of the Indenture shall be in an aggregate principal amount of $96,000,000, which amount shall be set forth in the written order of the Company for the authentication and delivery of the Notes pursuant to Article 2 of the Base Indenture.

     (b)       The Company may, from time to time, without notice to or the consent of the Holders of the Notes, create and issue additional Subordinated Securities equal in rank to and having the same terms and conditions in all respects as the Notes issued on the date hereof (except for issue date, the offering price, the interest commencement date and the first interest payment date), provided that such additional Subordinated Securities either shall be fungible with the original Notes, for federal income tax purposes or shall be issued under a different CUSIP number. Any such additional Subordinated Securities will be consolidated and form a single series with the Notes.

2.02             Maturity. The principal amount of the Notes shall be payable on October 15, 2030 (the “Maturity Date”) unless redeemed prior to such date.

2.03             Form and Payment.

     (a)       The Notes shall be issued only in book-entry form, without coupons, evidenced by global notes substantially in the form set forth in Exhibit A attached hereto, which is incorporated herein and made part hereof. The terms and provisions contained in the Notes shall constitute, and expressly are made a part of this First Supplemental Indenture. The Notes shall be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

     (b)       Payments of principal and interest on the global notes representing the Notes shall be made to the Paying Agent (defined below) which in turn shall make payment to The Depository Trust Company as the depository with respect to the Notes (the “Depository”) or its nominee.

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     (c)       The global notes representing the Notes shall be delivered to the Trustee as Custodian for the Depository and shall be registered, at the request of the Depository, in the name of Cede & Co.

     (d)       U.S Bank National Association shall act as paying agent for the Notes (the “Paying Agent”). The Company may appoint and change the Paying Agent without prior notice to the Holders.

2.04             Interest.

     (a)       The Notes will bear interest at a fixed rate of 3.95% per annum from and including October 6, 2020 to but excluding October 15, 2025 (the “Fixed Rate Period”). Interest accrued on the Notes during the Fixed Rate Period will be payable semi-annually in arrears on April 15 and October 15 of each year, commencing on April 15, 2021 (each such date a “Fixed Period Interest Payment Date”). The last Fixed Rate Interest Payment Date shall be October 15, 2025, unless the Notes are earlier redeemed. The interest payable during the Fixed Rate Period will be paid to each holder in whose name a Note is registered at the close of business (whether or not a Business Day) on the March 31 or September 30 immediately preceding the applicable Fixed Period Interest Payment Date.

     (b)       From and including October 15, 2025, to but excluding the Maturity Date (the “Floating Rate Period”) the Notes will bear interest at a floating rate per annum equal to the then-current Three-Month Term SOFR plus a spread of 383 basis points, or such other rate as determined pursuant to this First Supplemental Indenture, provided that in no event shall the applicable floating interest rate be less than zero per annum for any Floating Rate Interest Period. A “Floating Rate Interest Period” means, the period from, and including, each Floating Period Interest Payment Date (as defined below) to, but excluding, the next succeeding Floating Period Interest Payment Date, except for the initial Floating Rate Interest Period, which will be the period from, and including, October 15, 2025 to, but excluding, the next succeeding Floating Period Interest Payment Date. During the Floating Rate Period, interest on the Notes will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing on January 15, 2026 to but excluding the Maturity Date (unless redeemed prior to the Maturity Date) (each such date, a “Floating Period Interest Payment Date”, together with each Fixed Period Interest Payment Date, an “Interest Payment Date”). The interest payable during the Floating Rate Period will be paid to each holder in whose name a Note is registered at the close of business (whether or not a Business Day) on March 31, June 30, September 30 or December 31 immediately preceding the applicable Floating Period Interest Payment Date, provided that interest payable on the Maturity Date shall be payable to the person to whom the principal hereof is payable.

     (c)       If any Interest Payment Date, including the Maturity Date, falls on a day that is not a Business Day, the related payment will be made on the next succeeding Business Day with the same force and effect as if made on the day such payment was due (unless, with respect to a Floating Period Interest Payment Date, such day falls in the next calendar month, in which case the Floating Period Interest Payment Date will instead be the immediately preceding day that is a Business Day, and interest will accrue to the Floating Period Interest Payment Date as so adjusted), and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be. Interest will be computed on the basis of a 360 day year consisting of 12 30-day months to, but excluding, October 15, 2025, and, thereafter, interest will be computed on the basis of the actual number of days in a Floating Rate Interest Period and a 360-day year to, but excluding, October 15, 2030. The Company or the Calculation Agent, as applicable, shall calculate the amount of interest payable on any Interest Payment Date and the Trustee shall have no duty to confirm or verify any such calculation. U.S. Dollar amounts resulting from interest calculations will be rounded to the nearest cent, with one-half cent being rounded upward.

     (d)       The Company shall take such actions as are necessary to ensure that from the commencement of the Floating Rate Period for so long as any of the Notes remain outstanding there will at all times be a Calculation Agent appointed to calculate Three-Month Term SOFR in respect of each Floating Rate Period. The calculation of Three-Month Term SOFR for each applicable Floating Rate Period by the Calculation Agent will (in the absence of manifest error) be final and binding. The Calculation Agent’s determination of any interest rate and its calculation of interest payments for any period will be maintained on file at the Calculation Agent’s principal offices, will be made available to any Holder of the Notes upon request and will be provided to the Trustee. The Calculation Agent shall have all the rights, protections and indemnities afforded to the Trustee under the Base Indenture and hereunder. The Calculation Agent may be removed by the Company at any time. If the Calculation Agent is unable or unwilling to act as Calculation Agent or is removed by the Company, the Company will promptly appoint a replacement Calculation Agent. The Calculation Agent may not resign its duties without a successor having been duly appointed; provided, that if a successor Calculation Agent has not been appointed by the Company and such successor accepted such position within 30 days after the giving of notice of resignation by the Calculation Agent, then the resigning Calculation Agent may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Calculation Agent with respect to such series. The Trustee shall not be under any duty to succeed to, assume or otherwise perform, any duties of the Calculation Agent, or to appoint a successor or replacement in the event of the Calculation Agent’s resignation or removal or to replace the Calculation Agent in the event of a default, breach or failure of performance on the part of the Calculation Agent with respect to the Calculation Agent’s duties and obligations hereunder. For the avoidance of doubt, if at any time there is no Calculation Agent appointed by the Company, then the Company shall be the Calculation Agent. The Company may appoint itself or any of its affiliates to be the Calculation Agent.

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2.05             Effect of Benchmark Transition Event.

     (a)       If the Calculation Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark on any date, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes during the Floating Rate Period in respect of such determination on such date and all determinations on all subsequent dates. In connection with the implementation of a Benchmark Replacement, the Calculation Agent will have the right to make Benchmark Replacement Conforming Changes from time to time.

     (b)       Notwithstanding anything set forth in Section 2.04, if the Calculation Agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the provisions set forth in this Section 2.05 will thereafter apply to all determinations of the interest rate on the Notes during the Floating Rate Period. After a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the Notes for each interest period during the Floating Rate Period will be an annual rate equal to the Benchmark Replacement plus 383 basis points.

     (c)       The Calculation Agent is expressly authorized to make certain determinations, decisions and elections under the terms of the Notes, including with respect to the use of Three-Month Term SOFR as the Benchmark and under this Section 2.05. Any determination, decision or election that may be made by the Calculation Agent under the terms of the Notes, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or selection (i) will be conclusive and binding on the Holders of the Notes and the Trustee absent manifest error, (ii) if made by the Company as Calculation Agent, will be made in the Company’s sole discretion, (iii) if made by a Calculation Agent other than the Company, will be made after consultation with the Company, and the Calculation Agent will not make any such determination, decision or election to which the Company reasonably objects and (iv) notwithstanding anything to the contrary herein or in the Base Indenture, shall become effective without consent from the Holders of the Notes, the Trustee or any other party. If the Calculation Agent fails to make any determination, decision or election that it is required to make under the terms of the Notes, then the Company will make such determination, decision or election on the same basis as described above.

     (d)       The Company (or its Calculation Agent) shall notify the Trustee in writing (i) upon the occurrence of the Benchmark Transition Event or the Benchmark Replacement Date, and (ii) of any Benchmark Replacements, Benchmark Replacement Conforming Changes and other items affecting the interest rate on the Notes after a Benchmark Transition Event.

     (e)       The Trustee (including in its capacity as Paying Agent) shall have no (i) responsibility or liability for the (A) Three-Month Term SOFR Conventions, (B) selection of an alternative reference rate to Three-Month Term SOFR (including, without limitation, whether the conditions for the designation of such rate have been satisfied or whether such rate is a Benchmark Replacement or an Unadjusted Benchmark Replacement), (C) determination or calculation of a Benchmark Replacement, or (D) determination of whether a Benchmark Transition Event or Benchmark Replacement Date has occurred, and in each such case under clauses (A) through (D) above shall be entitled to conclusively rely upon the selection, determination, and/or calculation thereof as provided by the Company or its Calculation Agent, as applicable, and (ii) liability for any failure or delay in performing its duties hereunder as a result of the unavailability of a Benchmark rate as described in the definition thereof, including, without limitation, as a result of the Company’s or Calculation Agent’s failure to select a Benchmark Replacement or the Calculation Agent’s failure to calculate a Benchmark. The Trustee shall be entitled to rely conclusively on all notices from the Company or its Calculation Agent regarding any Benchmark or Benchmark Replacement, including, without limitation, in regards to Three-Month Term SOFR Conventions, a Benchmark Transition Event, Benchmark Replacement Date, and Benchmark Replacement Conforming Changes. The Trustee shall not be responsible or liable for the actions or omissions of the Calculation Agent, or any failure or delay in the performance of the Calculation Agent’s duties or obligations, nor shall it be under any obligation to monitor or oversee the performance of the Calculation Agent. The Trustee shall be entitled to conclusively rely on any determination made, and any instruction, notice, Officers’ Certificate or other instruction or information provided by the Calculation Agent without independent verification, investigation or inquiry of any kind. The Trustee shall not be obligated to enter into any amendment or supplement hereto that adversely impacts its rights, duties, obligations, immunities or liabilities (including, without limitation, in connection with the adoption of any Benchmark Replacement Conforming Changes).

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     (f)       If the then-current Benchmark is Three-Month Term SOFR, the Calculation Agent will have the right to establish the Three-Month Term SOFR Conventions, and if any of the foregoing provisions concerning the calculation of the interest rate and the payment of interest during the Floating Rate Period are inconsistent with any of the Three-Month Term SOFR Conventions determined by the Calculation Agent, then the relevant Three-Month Term SOFR Conventions will apply.

2.06             Notes Not Convertible or Exchangeable. The Notes shall not be convertible into, or exchangeable for, any other securities of the Company, except that the Notes shall be exchangeable for other Notes to the extent provided for in the Base Indenture.

2.07             No Sinking Fund. No sinking fund shall be provided with respect to the Notes.

ARTICLE 3

EVENTS OF DEFAULT

3.01             Events of Default. Article 5 of the Base Indenture as it relates to Subordinated Securities shall apply to the Notes.

ARTICLE 4

REDEMPTION OF THE NOTES

4.01             Optional Redemption.

     (a)       The Notes shall not be redeemable prior to October 15, 2025, except as provided in Section 4.01(b). The Notes shall be redeemable, in whole or in part, at the option of the Company beginning with the Interest Payment Date on October 15, 2025 and on any Interest Payment Date thereafter, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date, and any such redemption may be subject to the satisfaction of one or more conditions precedent set forth in the applicable notice of redemption.

     (b)       The Company may also, at its option, redeem the Notes at any time before the Maturity Date in whole, but not in part, at any time within 90 days of the occurrence of a Tax Event, a Regulatory Capital Treatment Event or an Investment Company Event. Any such redemption will be at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date, and any such redemption may be subject to the satisfaction of one or more conditions precedent set forth in the applicable notice of redemption.

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     (c)       If the Company elects to redeem the Notes pursuant to the optional redemption provisions of Section 4.01(a) or 4.01(b) of this First Supplemental Indenture, at least 45 days prior to the Redemption Date (unless a shorter notice shall be agreed to in writing by the Trustee) but not more than 60 days before the Redemption Date, the Company shall furnish to the Trustee a Company Officers’ Certificate setting forth (i) the applicable section of the Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of Notes to be redeemed, (iv) the redemption price and (v) a Company Board Resolution.

     (d)       In the case of a redemption pursuant to Section 4.01(a), if less than all of the Notes are to be redeemed and the Notes are global securities, the Notes to be redeemed shall be selected on a lottery basis or by such other method of selection, if any, in accordance with the procedures of the Depositary. The Trustee shall promptly notify in writing the Company of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in minimum amounts of $1,000 or integral multiples of $1,000 in excess thereof; no Notes of a principal amount of $1,000 or less shall be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not equal to $1,000 or an integral multiple of $1,000 in excess thereof, shall be redeemed. Except as provided in the preceding sentence, provisions of the Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

     (e)       Any optional redemption of the Notes will be subject to the receipt of the approval of the Federal Reserve, to the extent then required under applicable laws or regulations, including capital regulations.

     (f)       In the case of any redemption, at least 30 days but no more than 60 days before the Redemption Date, the Company shall send in accordance with the applicable procedures of the Depository, or if the Notes are not then global securities the Company shall mail, or cause to be mailed, a notice of redemption by first-class mail to each Holder of Notes to be redeemed at such Holder’s registered address appearing on the register. The notice shall identify the Notes to be redeemed (including the CUSIP and/or ISIN numbers thereof, if any) and shall state:

(i)        the Redemption Date;

(ii)       the principal amount of the Notes that are being redeemed;

(iii)      each Place of Payment;

(iv)      the redemption price and accrued interest to the Redemption Date that is payable pursuant to Section 11.02 of the Base Indenture;

(v)       if fewer than all outstanding Notes are to be redeemed, the portion of the principal amount of such Notes to be redeemed and that, after the Redemption Date and upon surrender of such Notes, if applicable, a new Note or Notes in principal amount equal to the unredeemed portion will be issued;

(vi)      the name and address of the Paying Agent;

(vii)      that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(viii)    that unless the Company defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(ix)      if such notice is conditioned upon the satisfaction of one or more conditions precedent, the nature of such conditions precedent;

(x)       the applicable section of the Indenture pursuant to which the Notes called for redemption are being redeemed; and

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(xi)      that no representation is made as to the correctness or accuracy of the CUSIP and/or ISIN numbers, if any, listed in such notice or printed on the Notes.

The Company may state in the notice of redemption that payment of the redemption price and performance of its obligations with respect to redemption or purchase may be performed by another Person.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, that the Company shall have delivered to the Trustee, at least 45 days prior to the Redemption Date, a Company Officers’ Certificate requesting that the Trustee give such notice and attaching a copy of such notice, which shall set forth the information to be stated in such notice as provided in this Section 4.01. If any condition precedent to a redemption has not been satisfied, the Company will provide written notice to the Trustee not less than two Business Days prior to the Redemption Date that such condition precedent has not been satisfied, the notice of redemption is rescinded or delayed and the redemption subject to the satisfaction of such condition precedent shall not occur or shall be delayed. The Trustee shall promptly send a copy of such notice to the Holders of the Notes.

ARTICLE 5

Subordination

5.01             Securities Subordinated to Senior Indebtedness. The Company covenants and agrees, and each Holder of Subordinated Securities, by its acceptance thereof, likewise covenants and agrees, that the indebtedness evidenced by the Subordinated Securities and the payment of the principal of (and premium, if any) and interest on each of the Subordinated Securities is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of Senior Indebtedness.

Anything in the Indenture or in the Subordinated Securities of any series to the contrary notwithstanding, the indebtedness evidenced by the Subordinated Securities shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Senior Indebtedness:

     (a)  In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization, arrangement or other similar proceedings in connection therewith, relative to the Company or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding-up of the Company, whether or not involving insolvency or bankruptcy, then the holders of Senior Indebtedness shall be entitled to receive payment in full of all principal, premium and interest on, or other amounts in respect of, all Senior Indebtedness before the Holders of the Subordinated Securities are entitled to receive any payment on account of principal, premium, if any, or interest upon the Subordinated Securities, and to that end (but subject to the power of a court of competent jurisdiction to make other equitable provisions reflecting the rights conferred in the Subordinated Securities upon Senior Indebtedness and the Holders thereof with respect to the subordinated indebtedness represented by the Subordinated Securities and the Holders hereof by a lawful plan of reorganization under applicable bankruptcy law) the holders of Senior Indebtedness shall be entitled to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash or property or securities, which may be payable or deliverable in any such proceedings in respect of the Subordinated Securities after giving effect to any concurrent payment or distribution in respect of such Senior Indebtedness, except for any payment or distribution of (i) securities which are subordinate and junior in right of payment to the payment of all Senior Indebtedness then outstanding and (ii) funds from a defeasance trust created pursuant to the Indenture (“Exempted Distributions”). If after we have made such payments with respect to Senior Indebtedness, (i) there are amounts available for payment on the Subordinated Securities (“Excess Proceeds”) and (ii) at such time, any creditors in respect of Other Company Obligations have not received their full payments, then the Company shall first use such Excess Proceeds to pay in full all Other Company Obligations before making any payment of principal, premium, if any, or interest on the Subordinated Securities of any series

     (b)  In the event that the Subordinated Securities of any series are declared or otherwise become due and payable before their expressed maturity because of the occurrence of certain Events of Default hereunder (under circumstances when the provisions of the foregoing clause (a) or the following clause (c) shall not be applicable), then the holders of Senior Indebtedness outstanding at the time such Subordinated Securities so become due and payable because of such occurrence of an Event of Default hereunder shall, so long as such declaration has not been rescinded and annulled pursuant to Section 5.01, be entitled to receive payment in full of all principal of, and premium and interest on or other amounts in respect of, all such Senior Indebtedness before the Holders of such Subordinated Securities are entitled to receive any payment on account of principal of, premium, if any, or interest on, such Subordinated Securities; provided, however, nothing herein shall prevent the Holders of Subordinated Securities from seeking any remedy allowed at law or at equity so long as any judgment or decree obtained thereby makes provision for enforcing this clause; and

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     (c)  In the event that any default shall occur and be continuing, in each case, with respect to any Senior Indebtedness permitting the holders of such Senior Indebtedness to accelerate the maturity thereof, if either

(i)  written notice of such default shall have been received by the Company and the Trustee, provided that judicial proceedings shall be commenced in respect of such default within 180 days in the case of a default in payment of principal, premium, if any, or interest and within 90 days in the case of any other default after the giving of such notice, and provided further that only one such notice shall be given pursuant to this Section 5.01(c) in any twelve month period, or

(ii)  judicial proceedings shall be pending in respect of such default,

then the Holders of the Subordinated Securities and the Trustee for the benefit of the Holders shall not be entitled to receive any payment on account of principal thereof, or premium, if any, or interest thereon (including any such payment which would cause such default) unless payment in full of all principal of, and premium and interest on, or other amounts in respect of, such Senior Indebtedness shall have been made or provided for unless and until such default shall have been cured or waived or shall have ceased to exist. The Trustee, forthwith upon receipt of any notice received by it pursuant to this Section 5.01(c), shall, as soon as practicable, send a notice thereof to each Holder of Subordinated Securities at the time outstanding as the names and addresses of such Holders appear on the Security register. In case despite the foregoing provisions, any payment or distribution other than Exempted Distributions shall, in any such event, be paid or delivered to any Holder of the Subordinated Securities or to the Trustee for the benefit of the Holders before all Senior Indebtedness shall have been paid in full, such payment or distribution shall be held in trust for and so paid and delivered to the holders of Senior Indebtedness (or their duly authorized representatives) until all Senior Indebtedness shall have been paid in full.

The Company shall give written notice to the Trustee within five days after the occurrence of any insolvency, bankruptcy, receivership, liquidation, reorganization, arrangement or similar proceeding of the Company or any voluntary liquidation, dissolution or winding up proceeding within the meaning of this Section 5.01. Upon any payment or distribution of assets of the Company referred to in this Article 5, the Trustee, subject to the provisions of Section 315(a) through 315(b) of the Trust Indenture Act, and the Holders of the Subordinated Securities shall be entitled to rely upon a certificate of the trustee in bankruptcy, receiver, assignee for the benefit of creditors or other liquidating agent making such payment or distribution, delivered to the Trustee or to the Holders of the Subordinated Securities, for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the holders of Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 5.

The Trustee shall be entitled to conclusively rely on the delivery to it of a written notice by a person representing (as evidenced by such holder to the satisfaction of the Trustee) itself to be a holder of Senior Indebtedness or Other Company Obligations (or a trustee or agent on behalf of such holder similarly as evidenced to the satisfaction of the Trustee) to establish that such notice has been given by a holder of Senior Indebtedness or Other Company Obligations (or a trustee or agent on behalf of any such holder). In the event that the Trustee determines, in good faith, that further evidence is required with respect to the right of any person as a holder of Senior Indebtedness or Other Company Obligations to participate in any payment or distribution pursuant to this Section 5.01, the Trustee may request such person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Indebtedness or Other Company Obligations held by such person, as to the extent to which such person is entitled to participate in such payment or distribution, and as to other facts pertinent to the rights of such person under this Section 5.01, and if such evidence is not furnished, the Trustee may defer any payment or distribution to such person pending judicial determination as to the right of such person to receive such payment or distribution.

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In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinate to the payment of the Subordinated Securities, shall be received by the Trustee or Holders of the Subordinated Securities which, in accordance with the terms of this Article 5 should be payable to the holders of Senior Indebtedness or Other Company Obligations and if such fact shall, at or prior to the time of such payment or distribution, have been actually known by the Trustee or, as the case may be such Holder, then upon such actual knowledge, such payment or distribution shall be paid over by the Trustee or such Holders, as the case may be, to the holders of such Senior Indebtedness or Other Company Obligations (or the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment of assets of the Company).

5.02             Subrogation.  Subject to the payment in full of all Senior Indebtedness or Other Company Obligations to which the indebtedness evidenced by the Subordinated Securities is in the circumstances subordinated as provided in Section 5.01, the Holders of the Subordinated Securities shall be subrogated to the rights of the holders of such Senior Indebtedness or Other Company Obligations to receive payments or distributions of cash, property or securities of the Company applicable to such Senior Indebtedness or Other Company Obligations until all amounts owing on the Subordinated Securities shall be paid in full. As between the Company, its creditors other than holders of such Senior Indebtedness or Other Company Obligations, and the Holders of the Subordinated Securities, no such payment or distribution made to the holders of such Senior Indebtedness or Other Company Obligations by virtue of this Article 5 which otherwise would have been made to the Holders of the Subordinated Securities shall be deemed to be a payment by the Company on account of such Senior Indebtedness or Other Company Obligations, it being understood that the provisions of this Article 5 are and are intended solely for the purpose of defining the relative rights of the Holders of the Subordinated Securities on the one hand, and the holders of the Senior Indebtedness, and Other Company Obligations on the other hand and, in the case of Section 5.10, the holders of other unsecured subordinated indebtedness.

5.03             Obligations of the Company Unconditional.

Nothing contained in this Article 5 or elsewhere in the Indenture or in the Subordinated Securities,

(a)  is intended to or shall impair as between its creditors other than the holders of Senior Indebtedness or Other Company Obligations and the Holders of the Subordinated Securities, the obligation of the Company, which is absolute and unconditional, to pay to the Holders of the Subordinated Securities the principal of (and premium, if any) and interest on the Subordinated Securities as and when the same shall become due and payable in accordance with their terms,

(b)  is intended to or shall affect the relative rights of the Holders of the Subordinated Securities and creditors of the Company other than the holders of Senior Indebtedness or Other Company Obligations, or

(c)  prevents the Trustee or the Holder of any Subordinated Security from exercising all remedies otherwise permitted by applicable law upon default under the Indenture, subject to the rights, if any, under this Article 5 of the holders of Senior Indebtedness or Other Company Obligations in respect of cash, property or securities of the Company received upon the exercise of any such remedy.

Upon any payment or distribution of assets of the Company referred to in this Article 5, the Trustee and the Holders of the Subordinated Securities shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which any such dissolution, winding up, liquidation, bankruptcy, insolvency or reorganization proceeding affecting the affairs of the Company is pending or upon a certificate of the trustee in bankruptcy, receiver, assignee for the benefit of creditors, liquidating trustee or agent or other person making any payment or distribution, delivered to the Trustee or to the Holders of the Subordinated Securities, for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the holders of Senior Indebtedness, and other indebtedness of the Company the amount thereof or payable thereon, the amount paid or distributed thereon and all other facts pertinent thereto or to this Article 5.

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5.04             Rights of Holders Not Impaired. Nothing contained in this Article 5 or elsewhere in the Indenture, or in any of the Subordinated Securities, shall (a) affect the obligation of the Company to make, or prevent the Company from making, payment of the principal of (or premium, if any), or interest on, the Subordinated Securities in accordance with the provisions hereof and thereof, except as otherwise provided in this Article 5; (b) affect the relative rights of Holders of the Subordinated Securities and creditors of the Company other than the holders of Senior Indebtedness; (c) prevent the Holder of any Subordinated Security or the Trustee from exercising all remedies otherwise permitted by applicable law upon default thereunder, subject to the rights, if any, under this Article 5 of the holders of Senior Indebtedness in respect of cash, property or securities of the Company received upon the exercise of such remedy; or (d) prevent the application by the Trustee or any Paying Agent of any moneys deposited with it hereunder to the payment of or on account of the principal of, or premium, if any, or interest on the Subordinated Securities or prevent the receipt by the Trustee or any Paying Agent of such moneys, if, prior to the third Business Day of such deposit, the Trustee or such Paying Agent did not have written notice of any event prohibition the making of such deposit by the Company.

5.05             Effectuation of Subordination by Trustee. Each Holder of Subordinated Securities, by its acceptance thereof, authorizes and directs the Trustee on its behalf, subject to the terms hereof, to take such action as may be necessary or appropriate to effectuate the subordination provided in this Article 5 and appoints the Trustee as its attorney-in-fact for any and all such purposes.

5.06             Knowledge of Trustee. Notwithstanding the provisions of this Article 5 or any other provisions of the Indenture, the Trustee shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment of monies to or by the Trustee, or the taking of any other action by the Trustee, unless and until a Responsible Officer of the Trustee shall have received written notice thereof from the Company, any Holder of the Subordinated Securities, any paying agent of the Company or the holder or representative of any class of Senior Indebtedness.

5.07             Trustee’s Relation to Senior Indebtedness. Except as otherwise provided in the Trust Indenture Act, the Trustee shall be entitled to all the rights set forth in this Article 5 with respect to any Senior Indebtedness or Other Company Obligations at the time held by it, to the same extent as any other holder of Senior Indebtedness, and nothing in the Indenture shall deprive the Trustee of any of its rights as such holder. Notwithstanding anything in the Indenture or in the Subordinated Securities, nothing in this Article 5 shall apply to or limit claims of or payment to the Trustee under the Indenture.

With respect to holders of Senior Indebtedness and Other Company Obligations, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article 5, and no implied covenants or obligations with respect to the holders of Senior Indebtedness and Other Company Obligations shall be read into the Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness and Other Company Obligations and the Trustee shall not be liable to any holder of Senior Indebtedness or Other Company Obligations if it shall pay over or deliver to Holders, the Company or any other Person monies or assets to which any holder of Senior Indebtedness or Other Company Obligations shall be entitled by virtue of this Article 5 or otherwise.

No recourse may be taken with respect to the obligations of the Company or the Trustee against the Trustee in its individual capacity and the Trustee shall have no liability or responsibility for the action or inaction of any trustee in connection with the Senior Indebtedness or otherwise any liability or responsibility for the Senior Indebtedness or Other Company Obligations.

5.08             Rights of Holders of Senior Indebtedness Not Impaired. No right of any present or future holder of any Senior Indebtedness or Other Company Obligations to enforce the subordination herein shall at any time or in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any non-compliance by the Company with the terms, provisions or covenants of the Indenture, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

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5.09             No Waiver of Default or Event of Default. The failure to make a payment pursuant to the Subordinated Securities by reason of any provision in this Article 5 shall not be construed as preventing the occurrence of a Default or any Event of Default.

5.10             Securities to Rank At Least Pari Passu with All Other Unsecured Subordinated Indebtedness. Subject to the provisions of this Section and to any provisions established or determined with respect to Subordinated Securities of any series pursuant to Section 2.03, the Subordinated Securities shall rank at least pari passu in right of payment with all other unsecured subordinated indebtedness of the Company.

ARTICLE 6

MISCELLANEOUS

6.01             Ratification of Base Indenture. The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

6.02             Trust Indenture Act Controls. If any provision hereof limits, qualifies or conflicts with the duties imposed by Section 310 through 317 of the Trust Indenture Act of 1939, the imposed duties shall control.

6.03             Conflict with Base Indenture. To the extent not expressly amended or modified by this First Supplemental Indenture, the Base Indenture shall remain in full force and effect. If any provision of this First Supplemental Indenture relating to the Notes is inconsistent with any provision of the Base Indenture, the provision of this First Supplemental Indenture shall control.

6.04             Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE.

6.05             Successors. All agreements of the Company in the Base Indenture, this First Supplemental Indenture and the Notes shall bind its successors. All agreements of the Trustee in the Base Indenture and this First Supplemental Indenture shall bind its successors.

6.06             Counterparts. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture and signature pages for all purposes.

6.07             Trustee Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this First Supplemental Indenture or the Notes, shall not be accountable for the Company’s use of the proceeds from the sale of the Notes, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Company pursuant to the terms of the Indenture, and shall not be responsible for any statement of the Company in this First Supplemental Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

FIRST MID BANCSHARES, INC.

By:	/s/ Joseph R. Dively
Name:	Joseph R. Dively
Title:	Chairman, President, and Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Linda E. Garcia
Name:	Linda E. Garcia
Title:	Vice President

[Signature Page to First Supplemental Indenture]

EXHIBIT A

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CEDE & CO. AS NOMINEE OF THE DEPOSITORY TRUST COMPANY (“DTC”) OR A NOMINEE OF DTC. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN DTC OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES SPECIFIED IN THE INDENTURE.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY AND THE OBLIGATIONS OF THE COMPANY AS EVIDENCED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR ANY OF THE COMPANY’S SUBSIDIARIES AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY

FIRST MID BANCSHARES, INC.

3.95% FIXED-to-Floating Rate Subordinated Note Due 2030

No. R-1	CUSIP No.: 320866 AA4 $96,000,000

FIRST MID BANCSHARES, INC., a Delaware corporation (the “Company”, which term includes any successor corporation), for value received promises to pay to CEDE & CO., or registered assigns, the principal sum of NINETY SIX MILLION DOLLARS AND NO/100 ($96,000,000) (or such other amount as set forth in the Schedule of Exchanges of Interests in the global note attached hereto) (the “Principal”) on October 15, 2030.

Interest Payment Dates: April 15 and October 15 of each year, commencing April 15, 2021 to and including October 15, 2025 at a fixed rate equal to 3.95% per year (the “Fixed Period Interest Payment Dates”), and January 15, April 15, July 15 and October 15 of each year, commencing on January 15, 2026 (the “Floating Period Interest Payment Dates”, and together with the Fixed Period Interest Payment Dates, the “Interest Payment Dates”), at a floating rate per annum equal to the then-current Three-Month Term SOFR plus a spread of 383 basis points, or such other rate as determined pursuant to the First Supplemental Indenture, provided that in no event shall the applicable floating interest rate be less than zero per annum for any Floating Rate Interest Period.

Interest Record Dates: March 31 and September 30 of each year (whether or not a Business Day), commencing March 31, 2021 to and including September 30, 2025 (the “Fixed Rate Record Dates”), and March 31, June 30, September 30 and December 31 of each year (whether or not a Business Day) from and including December 31, 2025 (the “Floating Rate Record Dates”, and together with the Fixed Rate Record Dates, the “Record Dates”).

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual or facsimile signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

FIRST MID BANCSHARES, INC.

By:
Name:
Title:

Signature Page to Global Note

CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated therein and referred to in the within-mentioned Indenture.

Dated October 6, 2020	U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Signature Page to Global Note

FIRST MID BANCSHARES, INC.

3.95% Fixed-to-Floating Rate Subordinated Note Due 2030

1.           Interest. First Mid Bancshares, Inc., a Delaware corporation (the “Company”), promises to pay interest on the Principal amount of this Note on each Fixed Period Interest Payment Date, with interest accruing from and including October 6, 2020, to but excluding October 15, 2025, at an initial fixed rate of 3.95% per year, and quarterly in arrears thereafter on each Floating Period Interest Payment Date through October 15, 2030 (the “Maturity Date”) or any Redemption Date (as defined below), with such interest accruing from and including October 15, 2025, the Notes will bear interest at a floating rate per annum equal to the then-current Three-Month Term SOFR plus a spread of 383 basis points, or such other rate as determined pursuant to the First Supplemental Indenture, provided that in no event shall the applicable floating interest rate be less than zero per annum for any Floating Rate Interest Period. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months to but excluding October 15, 2025, and, thereafter, interest will be computed on the basis of the actual number of days in a Floating Interest Rate Period and a 360-day year to but excluding the Maturity Date (unless redeemed prior to such date). If any Interest Payment Date is not a Business Day, then the related payment of interest for such Interest Payment Date shall be paid on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date (unless, with respect to a Floating Period Interest Payment Date, such day falls in the next calendar month, in which case the Floating Period Interest Payment Date will instead be the immediately preceding day that is a Business Day, and interest will accrue to the Floating Period Interest Payment Date as so adjusted), and no further interest shall accrue as a result of such delay. All percentages used in or resulting from any calculation of Three-Month Term SOFR shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

The Company shall pay interest on overdue principal from time to time on demand at the rate borne by the Notes and on overdue installments of interest (without regard to any applicable grace periods) to the extent lawful.

2.           Method of Payment. The Company shall pay interest on the Notes (except defaulted interest) to the persons who are the registered Holders at the close of business on the Record Date immediately preceding the Interest Payment Date notwithstanding any transfer or exchange of such Note subsequent to such Record Date and prior to such Interest Payment Date. Holders must surrender Notes to the Trustee to collect principal payments. The Company shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”). Payment of principal of and any such interest on this Note will be made at the Corporate Trust Office of the Trustee or at any other office or agency designated by the Company for such purpose; provided that at the option of the Company, payment of interest may be made by check mailed to the address of the Holder entitled thereto as such address appears in the Note register, provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest on all global Notes; provided, further, that the Company will pay all principal and interest on any global Notes registered in the name of DTC or its nominee in immediately available funds to DTC or such nominee, as the case may be, as the registered holder of such global Notes.

3.           Paying Agent. Initially, U.S. Bank National Association (the “Trustee”) will act as Paying Agent. The Company may change any Paying Agent without notice to the Holders.

4.           Indenture. The Company and the Trustee entered into an Indenture, dated as of October 6, 2020 (the “Base Indenture”) and the First Supplemental Indenture, dated as of October 6, 2020 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), setting forth certain terms of the Notes pursuant to Article Three of the Base Indenture. Terms herein are used as defined in the Indenture unless otherwise defined herein. The terms of the Notes include those stated in the Base Indenture and those made part of the Base Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) (the “TIA”), as in effect on the date of the Base Indenture. Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and holders of Notes are referred to the Base Indenture and the TIA for a statement of them. To the extent the terms of the Indenture and this Note are inconsistent, the terms of the Indenture shall govern.

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5.           Optional Redemption. The Notes are redeemable, in whole or in part, at the option of the Company, beginning with the Interest Payment Date on October 15, 2025, and on any Floating Period Interest Payment Date thereafter (each, a “Redemption Date”) at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but excluding, the Redemption Date. On and after the Redemption Date, interest shall cease to accrue on the Notes or the portions thereof called for redemption. The provisions of Article Eleven of the Base Indenture and Article 4 of the First Supplemental Indenture shall apply to the redemption of any Notes by the Company.

6.           Redemption Upon Tax Event, Regulatory Capital Treatment Event or Investment Company Event. The Company may also, at its option, redeem the Notes before the Maturity Date, in whole, but not in part, at any time, within 90 days of the occurrence of a Tax Event, a Regulatory Capital Treatment Event or an Investment Company Event. Any such redemption will be at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date. The provisions of Article Eleven of the Base Indenture and Article 4 of the First Supplemental Indenture shall apply to the redemption of any Notes by the Company.

7.           Denominations; Transfer; Exchange. The Notes are in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. A Holder shall register the transfer of or exchange Notes in accordance with the Indenture. The Company may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture. The Company need not issue, register the transfer of or exchange any Notes or portions thereof for a period of 15 days before such series is selected for redemption, nor need the Company register the transfer or exchange of any Note selected for redemption in whole or in part.

8.           Persons Deemed Owners. The registered Holder of a Note shall be treated as the owner of it for all purposes.

9.           Unclaimed Funds. If funds for the payment of principal or interest remain unclaimed for two years, the Trustee and the Paying Agent will repay the funds to the Company at its written request. After that, all liability of the Trustee and such Paying Agent with respect to such funds shall cease.

10.         Legal Defeasance and Covenant Defeasance. As provided in the Indenture, the Company may be discharged from its obligations under the Notes and under the Indenture with respect to the Notes except for certain provisions thereof, and may be discharged from obligations to comply with certain covenants contained in the Notes and in the Indenture with respect to the Notes, in each case upon satisfaction of certain conditions specified in the Indenture.

11.         Amendment; Supplement; Waiver. Subject to certain exceptions, the Notes and the provisions of the Indenture relating to the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes of all series then outstanding affected by such amendment or supplement (voting as one class), and any existing default or Event of Default or compliance with certain provisions of the Indenture with respect to a series may be waived with the consent of the Holders of a majority in aggregate principal amount of all the Notes of such series then outstanding, except a default in the payment of principal or interest on the Notes. Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture and the Notes to, among other things, cure any ambiguity, defect or inconsistency, provide for uncertificated Notes in addition to or in place of certificated Notes, or make any other change that does not adversely affect the rights of any Holder of a Note in any material respect.

12.         Defaults and Remedies. If the Event of Default described in Section 501(5) of the Base Indenture occurs and is continuing, the principal amount of the Notes, together with accrued interest to the date of declaration, may be declared to be due and payable immediately in the manner and with the effect provided in the Indenture. Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee is not obligated to enforce the Indenture or the Notes unless it has received security or indemnity satisfactory to it. The Indenture permits, subject to certain limitations therein provided, Holders of not less than 25% of the aggregate principal amount of the Notes then outstanding to direct the Trustee in its exercise of any trust or power. Accordingly, the Holder of this Note has no right to accelerate the Maturity of this Note in the event the Company fails to pay the principal of, or interest on, any of the Notes or fails to perform any other obligations under the Notes or in the Indenture that are applicable to the Notes, other than in the case of an Event of Default described in Section 501(5) of the Base Indenture, in which case the Principal shall become immediately due and payable without any declaration or other act by the Trustee or the Holder, in accordance with Section 501 of the Base Indenture.

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13.         No Sinking Fund. There is no sinking fund provided for the Notes.

14.         Trustee Dealings with Company. Subject to certain limitations imposed by the TIA and the Indenture, the Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company with the same rights it would have if it were not the Trustee.

15.         No Recourse Against Others. No stockholder, director, officer, employee, member or incorporator, as such, of the Company, or any successor Person thereof shall have any liability for any obligation under the Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder of a Note by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

16.         Authentication. This Note shall not be valid until the Trustee manually signs the certificate of authentication on this Note.

17.         Abbreviations and Defined Terms. Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18.         CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

19.         Registered Owner. The Company and the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

20.        Governing Law. The laws of the State of New York shall govern the Indenture and this Note thereof.

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ASSIGNMENT FORM

I or we assign and transfer this Note to

(Print or type name, address and zip code of assignee or transferee)

(Insert Social Security or other identifying number of assignee or transferee)

and irrevocably appoint ___________________ agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Dated:	Signed:

(Signed exactly as name appears on the other side of this Note)

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SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this global Note for an interest in another global Note or for a definitive note, or increases or decreases to this global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount at Maturity of this global Note	Amount of Increase in Principal Amount at Maturity of this Global Note	Principal Amount at Maturity of this Global Note Following such decrease (or increase)	Signature of Authorize Signatory of Trustee or DTC Custodian